Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Third Quarter 2014 Results and
Signs Purchase Agreement for 201,000 Acres of Alabama & Mississippi Timberlands

SPOKANE, Wash - October 20, 2014 - Potlatch Corporation (Nasdaq: PCH) announced today its third quarter 2014 results and that it has signed a purchase agreement to acquire 201,000 acres of timberlands in Alabama and Mississippi from affiliates of Resource Management Services, LLC for $384 million. The transaction is expected to close late in the fourth quarter of 2014 and is subject to the satisfaction of customary closing conditions.

"We are pleased to add these very productive timberlands to our southern portfolio," said Michael Covey, chairman and chief executive officer of Potlatch Corporation. "The timberlands have been managed intensively and are well stocked. This transaction will expand our southern ownership by almost 50% into two new states contiguous to our existing Arkansas holdings and will increase our total acreage under management to nearly 1.6 million acres," concluded Mr. Covey.

Upon closing, the acquired timberlands are expected to be immediately accretive to funds available for distribution per share, which would support the company's ability to grow its dividend over time. The company plans to finance the acquisition with new long-term debt and cash.

Third Quarter 2014 Results

Potlatch today reported net income of $33.2 million, or $0.81 per diluted share, on revenues of $177.2 million for the quarter ended September 30, 2014. This compares to net income of $22.2 million, or $0.54 per diluted share, on revenues of $157.9 million in the third quarter of 2013.
"Our earnings and cash flow were seasonally strong, although our planned harvest was constrained somewhat by wet weather in the South," said Michael Covey. "Our Resource, Wood Products and Real Estate businesses all continue to perform well. It is an opportune time to add over 200,000 acres of high quality timberlands to our Southern portfolio given our continued belief that incremental lumber production will come from the U.S. South as housing starts continue to improve over the long term," concluded Mr. Covey.
Financial Highlights
(millions, except per-share data)

	Q3 2014	Q2 2014	Q3 2013
Revenues	$177.2	$143.9	$157.9
Net income	$33.2	$16.3	$22.2
Net income per diluted share	$0.81	$0.40	$0.54
Distribution per share	$0.35	$0.35	$0.31
Net cash from operations	$39.2	$28.4	$33.6
Cash and short-term investments at end of period	$73.3	$83.2	$62.8
Business Performance: Q3 2014 vs. Q2 2014
Resource
Resource’s operating income was $34.1 million on revenues of $91.9 million in the third quarter, compared to operating income of $10.8 million on revenues of $39.5 million in the second quarter of 2014. Harvest volumes were seasonally higher in the Northern region. Operations were constrained in the second quarter due to spring breakup in the North. Wet weather affected operations in the South in the second and third quarters. Sawlog price realizations increased 6% in the Northern region. Sawlog prices increased 16% in the Southern region due primarily to a higher mix of hardwood sawlogs and strong hardwood sawlog prices. Southern pine sawlog price realizations were up slightly due to a higher mix of plywood logs.

Wood Products
Wood Products’ operating income was $15.8 million on revenues of $99.2 million in the third quarter, compared to operating income of $14.9 million on revenues of $100.6 million in the second quarter of 2014. Slightly higher average lumber prices realized in the third quarter more than offset a 2% decline in lumber shipments.
Real Estate
Real Estate’s operating income was $4.6 million on revenues of $6.2 million in the third quarter, compared to operating income of $12.4 million on revenues of $15.7 million in the second quarter of 2014. Second quarter results included the sale of 9,400 acres of rural recreation property in Minnesota for $10 million. There were no individually significant sales in the third quarter.
Conference Call Information
A live conference call and webcast will be held today, October 20, 2014, at 3 p.m. Pacific Time (6 p.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 14967547. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call through October 27, 2014 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 14967547 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding the closing of the purchase of timberlands in Alabama and Mississippi in the fourth quarter of 2014, the financing of the acquisition with cash on hand and long-term debt, the productivity of the acquired timberlands, the immediate cash accretion to funds available for distribution per share of the acquisition and its support of the company's ability to grow its dividend over time, future company performance; the direction of our business markets; the state of the domestic housing market; housing starts; business conditions in our Resource and Wood Products segments; lumber pricing; sawlog pricing; 2014 harvest levels; performance of our Wood Products, Resource and Real Estate segments in the fourth quarter of 2014; earnings growth; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, failure to satisfy the closing conditions or otherwise to close the purchase of the Alabama and Mississippi timberlands, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$177,215	$157,869	$460,713	$430,334
Costs and expenses:
Cost of goods sold	121,574	112,499	322,016	302,702
Selling, general and administrative expenses	10,772	13,444	32,794	37,157
Environmental remediation charge	—	1,022	—	3,522
	132,346	126,965	354,810	343,381
Operating income	44,869	30,904	105,903	86,953
Interest expense, net	(5,506)	(5,556)	(16,475)	(17,559)
Income before income taxes	39,363	25,348	89,428	69,394
Income taxes	(6,209)	(3,157)	(19,654)	(12,534)
Net income	$33,154	$22,191	$69,774	$56,860

Net income per share:
Basic	$0.81	$0.55	$1.71	$1.40
Diluted	0.81	0.54	1.71	1.40
Distributions per share	$0.35	$0.31	$1.05	$0.93
Weighted-average shares outstanding (in thousands):
Basic	40,745	40,530	40,733	40,493
Diluted	40,889	40,720	40,861	40,686

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$8,299	$5,586
Short-term investments	65,044	52,251
Receivables, net	23,563	16,572
Inventories	30,728	36,275
Deferred tax assets	7,724	7,724
Other assets	8,769	11,961
Total current assets	144,127	130,369
Property, plant and equipment, net	63,788	59,976
Timber and timberlands, net	449,423	455,871
Deferred tax assets	15,383	21,576
Noncurrent investments	29,394	3,144
Other assets	9,063	9,594
Total assets	$711,178	$680,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—	$—
Accounts payable and accrued liabilities	59,977	50,318
Total current liabilities	59,977	50,318
Long-term debt	319,749	320,092
Liability for pension and other postretirement employee benefits	70,130	83,619
Other long-term obligations	15,558	22,353
Stockholders’ equity	245,764	204,148
Total liabilities and stockholders' equity	$711,178	$680,530

Shares outstanding (in thousands)	40,596	40,537
Working capital	$84,150	$80,051
Current ratio	2.4:1	2.6:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$69,774	$56,860
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	19,326	20,071
Basis of real estate sold	7,289	1,945
Change in deferred taxes	1,127	(1,870)
Employee benefit plans	616	5,182
Employee equity-based compensation expense	3,058	3,271
Other, net	(1,805)	(22)
Funding of qualified pension plans	(3,550)	—
Working capital and operating related activities	11,829	(10,370)
Net cash from operating activities	107,664	75,067
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	(12,793)	6,272
Transfer to company owned life insurance (COLI)	(25,476)	—
Property, plant and equipment	(9,174)	(7,924)
Timberlands reforestation and timberland roads	(7,840)	(9,011)
Acquisition of timber and timberlands	(3,143)	—
Other, net	1,126	(901)
Net cash from investing activities	(57,300)	(11,564)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(42,621)	(37,680)
Repayment of long-term debt	—	(36,663)
Exercises of stock options	128	1,798
Deferred financing costs	(957)	(25)
Employee tax withholdings on equity-based compensation	(1,092)	(1,757)
Change in book overdrafts	(2,919)	19
Other, net	(190)	(186)
Net cash from financing activities	(47,651)	(74,494)
Change in cash	2,713	(10,991)
Cash at beginning of period	5,586	16,985
Cash at end of period	$8,299	$5,994

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Resource	$91,919	$77,017	$183,336	$177,254
Real Estate	6,176	8,868	36,352	19,312
Wood Products	99,213	92,116	287,589	278,642
	197,308	178,001	507,277	475,208
Elimination of intersegment revenues - Resource	(20,093)	(20,132)	(46,564)	(44,874)
Total consolidated revenues	$177,215	$157,869	$460,713	$430,334

Operating income:
Resource	$34,080	$25,369	$61,122	$55,361
Real Estate	4,646	6,493	25,295	13,692
Wood Products	15,743	11,319	43,320	49,954
Eliminations and adjustments	(1,994)	(791)	(364)	(67)
	52,475	42,390	129,373	118,940
Corporate	(7,606)	(11,486)	(23,470)	(31,987)
Operating income	44,869	30,904	105,903	86,953
Interest expense, net	(5,506)	(5,556)	(16,475)	(17,559)
Income before income taxes	$39,363	$25,348	$89,428	$69,394

Depreciation, depletion and amortization:
Resource	$6,101	$5,888	$12,745	$13,520
Real Estate	15	15	44	42
Wood Products	1,543	1,581	4,587	4,610
	7,659	7,484	17,376	18,172
Corporate	665	562	1,950	1,899
Total depreciation, depletion and amortization	$8,324	$8,046	$19,326	$20,071

Basis of real estate sold:
Real Estate	$519	$1,170	$7,928	$2,370
Eliminations and adjustments	(64)	(132)	(639)	(425)
Total basis of real estate sold	$455	$1,038	$7,289	$1,945